Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement （Form F-3） and related Prospectus of Molecular Data Inc. for the registration of its Class A ordinary shares and debt securities and to the incorporation by reference therein of our report dated June 30, 2020, with respect to the consolidated financial statements of Molecular Data Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

May 20, 2021